Exhibit 99.1

Cadre Holdings Reports Fourth Quarter and Full Year 2025 Financial Results

Generated Annual Net Sales of $610.3 Million, Gross Margin of 42.5% and Net Income of $44.1 Million

Achieved Record Annual Adjusted EBITDA for Third Consecutive Year

Expects Full Year 2026 Net Sales of $736 to $758 Million and Adjusted EBITDA of $136 to $141 Million, Reflecting Year-Over-Year Growth of 22% and 24%, Respectively, at Midpoints

JACKSONVILLE, Fla., March 10, 2026 – Cadre Holdings, Inc. (NYSE: CDRE) (“Cadre” or “Company”), a global leader in the manufacturing and distribution of safety equipment and other related products for the law enforcement, first responder, military and nuclear markets, announced today its consolidated operating results for the quarter and year ended December 31, 2025.

●	Net sales of $167.2 million for the fourth quarter; net sales of $610.3 million for the year ended December 31, 2025.
●	Gross profit margin of 43.4% for the fourth quarter; gross profit margin of 42.5% for the year ended December 31, 2025.
●	Net income of $11.7 million, or $0.27 per diluted share, for the fourth quarter; net income of $44.1 million, or $1.02 per diluted share, for the year ended December 31, 2025.
●	Adjusted EBITDA of $34.4 million for the fourth quarter; adjusted EBITDA of $111.7 million for the year ended December 31, 2025.
●	Adjusted EBITDA margin of 20.6% for the fourth quarter; adjusted EBITDA margin of 18.3% for the year ended December 31, 2025.
●	Declared quarterly cash dividend of $0.10 per share in January 2026. On an annualized basis, this dividend represents an increase of $0.02 per share, or 5.3% per share, over the previous annualized dividend of $0.38 per share.

“2025 marked another year of strong financial and strategic progress for Cadre, underscoring the resilience of our businesses, the market leadership of our brands, and the consistency of our teams’ execution,” said Warren Kanders, CEO and Chairman. “We continued to see strong and recurring demand throughout the year for our suite of leading safety products across our law enforcement, first responder, military and nuclear categories. We delivered higher net sales and profit in 2025, as well as record adjusted EBITDA, while expanding full year gross margin 140 basis points year-over-year. The Cadre operating model drives improvement every day, and we are excited about the potential to unlock further efficiencies and profitability moving forward.”

Mr. Kanders added, “Cadre maintains a relentless focus on disciplined M&A, and we are pleased to have capitalized on two more highly attractive opportunities in 2025. Following the acquisition of Carr's Engineering Division in April, which added scale and a broader international footprint to our nuclear vertical, we took steps to further enhance Cadre's leadership in our core market with the addition of TYR Tactical. A leading provider of plate carriers, vests, hard armor, and shields to tactical teams, TYR has world-class engineering capabilities and a global reach. Looking ahead, we have a robust acquisition pipeline in both the public safety and nuclear markets and intend to continue to grow our diversified portfolio of mission-critical safety businesses through patient and disciplined capital allocation.”

Fourth Quarter and Year-End 2025 Operating Results

For the quarter ended December 31, 2025, Cadre generated net sales of $167.2 million, as compared to $176.0 million for the quarter ended December 31, 2024. This decrease was primarily a result of higher than normal shipments in the prior year due to the cyber incident in the third quarter of 2024.

For the year ended December 31, 2025, Cadre generated net sales of $610.3 million, as compared to $567.6 million for the year ended December 31, 2024, mainly driven by recent acquisitions and higher demand for duty gear products, partially offset by a decline in EOD products and existing nuclear safety products.

For the quarter ended December 31, 2025, Cadre generated gross profit of $72.6 million, as compared to $77.2 million for the quarter ended December 31, 2024. For the year ended December 31, 2025, Cadre generated gross profit of $259.6 million, as compared to $233.5 million for the prior year period.

Gross profit margin was 43.4% for the quarter ended December 31, 2025, as compared to 43.9% for the quarter ended December 31, 2024, mainly driven by lower volumes and an increase in inventory step-up amortization, partially offset by favorable pricing net of material inflation. Gross profit margin was 42.5% for the year ended December 31, 2025, as compared to 41.1% for the prior year period.

Net income was $11.7 million for the quarter ended December 31, 2025, as compared to net income of $13.0 million for the quarter ended December 31, 2024, primarily as a result of decreased gross profit year over year.

Net income was $44.1 million for the year ended December 31, 2025, as compared to net income of $36.1 million for the prior year period, primarily as a result of increased gross profit, partially offset by increases in selling, general and administrative expenses from acquisitions, acquisition related costs, interest expense, and stock compensation expense.

Cadre generated $34.4 million of adjusted EBITDA for the quarter ended December 31, 2025, as compared to $38.5 million for the quarter ended December 31, 2024. Adjusted EBITDA margin was 20.6% for the quarter ended December 31, 2025, as compared to 21.9% for the prior year period.

Cadre generated $111.7 million of adjusted EBITDA for the year ended December 31, 2025, as compared to $104.8 million for the prior period. Adjusted EBITDA margin was 18.3% for the year ended December 31, 2025, as compared to 18.5% for the prior year period.

Product segment gross margin was 44.2% and 43.5% for the fourth quarter and full year of 2025, respectively, compared to 45.4% and 42.2% for the prior year periods.

Distribution segment gross margin was 21.9% and 22.0% for the fourth quarter and full year of 2025, respectively, compared to 21.8% and 22.5% for the prior year periods.

Liquidity, Cash Flows and Capital Allocation

●	Cash and cash equivalents decreased by $2.0 million from $124.9 million as of December 31, 2024 to $122.9 million as of December 31, 2025.
●	Total debt increased by $84.1 million from $223.2 million as of December 31, 2024 to $307.3 million as of December 31, 2025.
●	Net debt (total debt net of cash and cash equivalents) increased by $86.1 million from $98.3 million as of December 31, 2024 to $184.4 million as of December 31, 2025.
●	Capital expenditures totaled $3.4 million for the fourth quarter and $7.0 million for the year ended December 31, 2025, compared with $1.4 million for the fourth quarter and $5.8 million for the year ended December 31, 2024.

Acquisition of TYR Tactical

On January 30, 2026, Cadre completed its acquisition of TYR Tactical, LLC, a leading global manufacturer of tactical gear and equipment for military, law enforcement, and government agencies worldwide. The addition of TYR Tactical is expected to be immediately accretive to earnings and adjusted EBITDA margins.

Increased Dividend

On January 20, 2026, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share, or $0.40 per share on an annualized basis, which represents an increase of $0.02 per share, or 5.3% per share, over the previous annualized dividend of $0.38 per share. Cadre's dividend payment was made on February 13, 2026 to shareholders of record as of the close of business on the record date of January 30, 2026. The declaration of any future dividend is subject to the discretion of the Company's Board of Directors.

2026 Outlook

For the full year 2026, Cadre expects to generate net sales in the range of $736 million to $758 million and adjusted EBITDA in the range of $136 million and $141 million. We expect capital expenditures to be in the range of $10 million to $14 million. Cadre has not provided net income guidance due to the inherent difficulty of forecasting certain types of expenses and gains, which affect net income but not adjusted EBITDA. Therefore, we do not provide a reconciliation of adjusted EBITDA guidance to net income guidance.

Conference Call

Management will host a conference call on Wednesday, March 11, 2026, at 10:00 a.m. EST to discuss the latest corporate developments and financial results. The dial-in number for callers in the US is (800)-715-9871 and the dial-in number for international callers is 646-307-1963. The access code for all callers is 9511718. A live webcast will also be available on the Company’s website at https://www.cadre-holdings.com/.

A replay of the call will be available through March 25, 2026. To access the replay, please dial 800-770-2030 in the U.S. or +1-609-800-9909 if outside the U.S., and then enter the access code 9511718.

About Cadre

Headquartered in Jacksonville, Florida, Cadre is a global leader in the manufacturing and distribution of safety products. Cadre's equipment provides critical protection to allow users to safely and securely perform their duties and protect those around them in hazardous or life-threatening situations. The Company's core products include body armor, explosive ordnance disposal equipment, duty gear and nuclear safety products. Our highly engineered products are utilized in over 100 countries by federal, state and local law enforcement, fire and rescue professionals, explosive ordnance disposal teams, and emergency medical technicians. Our key brands include Safariland® and Med-Eng®, amongst others.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The press release contains the non-GAAP measures: (i) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), (ii) adjusted EBITDA and (iii) adjusted EBITDA margin. The Company believes the presentation of these non-GAAP measures provides useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. We do not provide a reconciliation of the non-GAAP guidance measure adjusted EBITDA for the fiscal year 2026 to net income for the fiscal year 2026, the most comparable GAAP financial measure, due to the inherent difficulty of forecasting certain types of expenses and gains, without unreasonable effort, which affect net income but not adjusted EBITDA. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this press release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward- looking statements to reflect events or circumstances after the date of this press release.

Contact:

Gray Hudkins

Cadre Holdings, Inc.

203-550-7148

gray.hudkins@cadre-holdings.com

Investor Relations:

The IGB Group

Leon Berman / Matt Berkowitz

212-477-8438 / 212-227-7098

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$122,898	$124,933
Restricted cash	2,429	—
Accounts receivable, net	110,607	93,523
Inventories	100,263	82,351
Prepaid expenses	14,574	19,027
Other current assets	15,095	7,737
Total current assets	365,866	327,571
Property and equipment, net	78,822	45,243
Operating lease assets	19,778	15,454
Deferred tax assets, net	4,816	4,552
Intangible assets, net	114,984	107,544
Goodwill	181,406	148,157
Other assets	4,359	4,192
Total assets	$770,031	$652,713

Liabilities, Mezzanine Equity and Shareholders' Equity
Current liabilities
Accounts payable	$22,325	$29,644
Accrued liabilities	61,066	46,413
Income tax payable	4,838	6,693
Current portion of long-term debt	16,266	11,375
Total current liabilities	104,495	94,125
Long-term debt	290,987	211,830
Long-term operating lease liabilities	15,039	10,733
Deferred tax liabilities	30,058	18,758
Other liabilities	11,648	5,752
Total liabilities	452,227	341,198

Mezzanine equity
Preferred stock ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2025 and December 31, 2024)	—	—

Shareholders' equity
Common stock ($0.0001 par value, 190,000,000 shares authorized, 42,160,656 and 40,607,988 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively)	4	4
Additional paid-in capital	282,570	306,821
Accumulated other comprehensive income (loss)	460	(1,389)
Accumulated earnings	34,770	6,079
Total shareholders’ equity	317,804	311,515
Total liabilities, mezzanine equity and shareholders' equity	$770,031	$652,713

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$167,224	$175,984	$610,308	$567,561
Cost of goods sold	94,601	98,797	350,680	334,080
Gross profit	72,623	77,187	259,628	233,481
Operating expenses
Selling, general and administrative	50,619	45,046	183,128	158,323
Restructuring and transaction costs	1,456	2,386	7,696	6,007
Related party expense	108	352	1,453	2,390
Total operating expenses	52,183	47,784	192,277	166,720
Operating income	20,440	29,403	67,351	66,761
Other expense
Interest expense, net	(3,631)	(2,191)	(12,480)	(7,822)
Other income (expense), net	856	(4,496)	7,455	(4,721)
Total other expense, net	(2,775)	(6,687)	(5,025)	(12,543)
Income before provision for income taxes	17,665	22,716	62,326	54,218
Provision for income taxes	(5,926)	(9,733)	(18,187)	(18,085)
Net income	$11,739	$12,983	$44,139	$36,133

Net income per share:
Basic	$0.28	$0.32	$1.08	$0.90
Diluted	$0.27	$0.32	$1.02	$0.90
Weighted average shares outstanding:
Basic	41,511,999	40,607,988	40,866,776	39,945,982
Diluted	43,296,723	40,977,622	43,432,872	40,332,042

CADRE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2025	2024	2023
Cash Flows From Operating Activities:
Net income	$44,139	$36,133	$38,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,633	16,420	15,737
Amortization of original issue discount and debt issue costs	1,321	1,109	479
Amortization of inventory step-up	1,296	3,858	—
Deferred income taxes	2,388	(2,064)	(210)
Stock-based compensation	12,239	8,369	9,368
Remeasurement of contingent consideration	1,927	1,185	—
(Recoveries from) provision for losses on accounts receivable	(108)	764	66
Unrealized foreign exchange transaction (gain) loss	(2,356)	1,880	(602)
Other loss (gain)	390	496	(381)
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	8,363	(24,902)	6,602
Inventories	(3,617)	10,019	(10,223)
Prepaid expenses and other assets	(4,503)	(5,866)	(302)
Accounts payable and other liabilities	(16,407)	(15,624)	14,034
Net cash provided by operating activities	63,705	31,777	73,209
Cash Flows From Investing Activities:
Purchase of property and equipment	(6,856)	(5,668)	(6,727)
Proceeds from disposition of property and equipment	77	55	207
Business acquisitions, net of cash acquired	(89,590)	(141,813)	—
Net cash used in investing activities	(96,369)	(147,426)	(6,520)
Cash Flows From Financing Activities:
Proceeds from revolving credit facilities	—	5,500	—
Principal payments on revolving credit facilities	—	(5,500)	—
Proceeds from term loans	97,500	129,422	—
Principal payments on term loans	(13,823)	(43,334)	(10,000)
Proceeds from insurance premium financing	—	—	3,949
Principal payments on insurance premium financing	—	(2,187)	(3,973)
Payments for debt issuance costs	—	(3,105)	—
Taxes paid in connection with employee stock transactions	(40,227)	(5,311)	(2,725)
Proceeds from exercise of stock options	3,377	—	—
Proceeds from secondary offering, net of underwriter discounts	—	91,776	—
Deferred offering costs	—	(683)	—
Dividends distributed	(15,448)	(13,948)	(12,006)
Other	207	37	33
Net cash provided by (used in) financing activities	31,586	152,667	(24,722)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	1,472	224	438
Change in cash, cash equivalents and restricted cash	394	37,242	42,405
Cash, cash equivalents and restricted cash, beginning of period	124,933	87,691	45,286
Cash, cash equivalents and restricted cash, end of period	$125,327	$124,933	$87,691
Supplemental Disclosure of Cash Flows Information:
Cash paid for income taxes, net	$24,920	$24,207	$8,729
Cash paid for interest	$17,842	$14,431	$10,090
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accruals and accounts payable for capital expenditures	$139	$176	$234

CADRE HOLDINGS, INC.

SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Three Months Ended December 31, 2025
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$152,054	$25,051	$(9,881)	$167,224
Cost of goods sold	84,867	19,553	(9,819)	94,601
Gross profit	$67,187	$5,498	$(62)	$72,623

	Three Months Ended December 31, 2024
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$153,913	$33,782	$(11,711)	$175,984
Cost of goods sold	84,093	26,415	(11,711)	98,797
Gross profit	$69,820	$7,367	$—	$77,187

	Year Ended December 31, 2025
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$543,713	$104,904	$(38,309)	$610,308
Cost of goods sold	307,056	81,846	(38,222)	350,680
Gross profit	$236,657	$23,058	$(87)	$259,628

	Year Ended December 31, 2024
			Reconciling
	Product	Distribution	Items(1)	Total
Net sales	$497,624	$105,397	$(35,460)	$567,561
Cost of goods sold	287,864	81,631	(35,415)	334,080
Gross profit	$209,760	$23,766	$(45)	$233,481

(1)	Reconciling items consist primarily of intercompany eliminations and items not directly attributable to operating segments.

CADRE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$11,739	$12,983	$44,139	$36,133
Add back:
Depreciation and amortization	4,725	4,095	18,633	16,420
Interest expense, net	3,631	2,191	12,480	7,822
Provision for income taxes	5,926	9,733	18,187	18,085
EBITDA	$26,021	$29,002	$93,439	$78,460
Add back:
Restructuring and transaction costs(1)	1,456	2,386	8,696	7,757
Other expense (income), net(2)	(856)	4,496	(7,455)	4,721
Stock-based compensation expense(3)	5,399	2,114	12,239	8,369
Stock-based compensation payroll tax expense(4)	1,474	—	1,566	441
LTIP bonus(5)	—	—	—	49
Amortization of inventory step-up(6)	470	7	1,296	3,858
Contingent consideration expense(7)	438	500	1,927	1,185
Adjusted EBITDA	$34,402	$38,505	$111,708	$104,840
Adjusted EBITDA margin(8)	20.6%	21.9%	18.3%	18.5%

(1)	Reflects the “Restructuring and transaction costs” line item on our consolidated statements of operations and comprehensive income, which primarily includes transaction costs composed of legal and consulting fees. In addition, this line item reflects a $1.0 million fee paid to Kanders & Company, Inc. for services related to the acquisition of Zircaloy for the year ended December 31, 2025 and fees of $1.8 million and $0.3 million paid to Kanders & Company, Inc. for services related to the acquisition of Alpha Safety and execution of our debt refinancing, respectively, for the year ended December 31, 2024, which are included in related party expense in the Company’s consolidated statements of operations.
(2)	Reflects the “Other income (expense), net” line item on our condensed consolidated statements of operations and primarily includes transaction gains and losses due to fluctuations in foreign currency exchange rates.
(3)	Reflects compensation expense related to equity classified stock-based compensation plans.
(4)	Reflects payroll taxes associated with vested stock-based compensation awards.
(5)	Reflects the cost of a cash-based long-term incentive plan awarded to employees that vests over three years.
(6)	Reflects amortization expense related to the step-up inventory adjustment recorded as a result of our recent acquisitions.
(7)	Reflects contingent consideration expense related to the acquisition of ICOR.
(8)	Reflects adjusted EBITDA / net sales for the relevant periods.